EXHIBIT 4.2

ESCROW AGREEMENT

This Escrow Agreement is made and entered into as of [                     ], 2007, between Advanced BioEnergy, LLC, a Delaware limited liability company (the “Company”), and Fidelity Bank, a Minnesota banking corporation (the “Escrow Agent”).

RECITALS

A.        The Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement under the Securities Act of 1933 (the “Registration Statement”) for the public offering (the “Placement”) of up to 5,000,000 membership units of the Company (the “Securities”) upon the SEC declaring the Registration Statement effective.

B.         The Registration Statement contemplates that the payments tendered with subscriptions for the Securities received from the Placement will be placed in an escrow account established by the Company until such time as the Company determines to accept a subscription.

C.         The Escrow Agent is willing to establish such an escrow account and to undertake only the expressed duties, terms and conditions outlined herein.

TERMS AND CONDITIONS

In consideration of the premises and agreements set forth herein, the parties hereto agree as follows:

1.         PROCEEDS TO BE PLACED IN ESCROW ACCOUNT.  The Company shall provide to the Escrow Agent notice of the SEC’s declaring the Registration Statement effective.  The Company will instruct subscribers in the Placement to direct all funds tendered with their subscription to be payable to “Fidelity Bank fbo Advanced BioEnergy, LLC” and shall deposit such payments with the Escrow Agent.  The Escrow Agent shall establish for the Company the “Advanced BioEnergy, LLC Escrow Account” (the “Escrow Account”) and will deposit to such account the subscription funds received by the Escrow Agent from the Company.  The Escrow Account shall be an interest bearing deposit account.

In the event that any checks deposited in the Escrow Account prove uncollectible, the Escrow Agent shall notify the Company of such uncollectability.  If the check is returned to the Escrow Agent prior to a withdrawal by the Company in connection with the acceptance of a subscription, the Escrow Agent shall deliver the returned check to the Company.  If uncollectible funds have been released by the Escrow Agent to the Company, then the Company shall promptly reimburse the Escrow Agent for the face amount of any such checks and all costs incurred in connection with such checks, and the Escrow Agent shall deliver the returned checks to the Company.

2.          IDENTITY OF INVESTORS.  The Company shall furnish to the Escrow Agent with each delivery of funds, as provided in Section 1, a list of the persons who have tendered money for their subscription to purchase of the Securities showing the name, address, amount of the Securities subscribed for and the amount of money tendered.  All subscription payments so deposited shall remain the property of the investors and shall not be subject to any liens or charges by the Company, the Escrow Agent, or judgments or creditors’ claims against the Company, until released to the Company as hereinafter provided.  The Escrow Agent will not use the information provided to it by the Company for any purpose other than to fulfill its obligations as Escrow Agent.  Regardless, the Escrow Agent will treat this information as confidential.

3.          DISBURSEMENT OF FUNDS.  From time to time, and until the third business day following the Termination Date (as defined in Section 4), the Company may deliver to the Escrow Agent a written notice, signed by one of its duly authorized officers, stating that the Company is prepared to accept or reject subscriptions with respect to which a deposit of subscription proceeds was made with the Escrow Agent at least three business days prior to the notice.  Such notice shall specify the subscriptions the Company intends to accept and the subscriptions the Company intends to decline to accept.  Following receipt of such a notice, the Escrow Agent shall disburse from the Escrow Account to the Company, in accordance with the instructions of the Company, the escrowed funds related to the subscriptions being accepted and the Escrow Agent shall disburse to the subscribers the Company has indicated it will not accept, the subscription proceeds related to such respective subscriber.  Payments to subscribers shall be effected with the mailing to the subscriber’s address provided to the Escrow Agent by the Company of a check.  If the Company does not provide to the Escrow Agent notice as to the acceptance or rejection of subscriptions, the proceeds of which are held in the Escrow Account, the Escrow Agent shall, within a reasonable time following the Termination Date, but in no event more than 30 days thereafter, refund to each of such subscribers at the address appearing on the list of subscribers, or at such other address as shall be furnished to the Escrow Agent by a subscriber, in writing, all sums of the subscriber held in the Escrow Account and the Escrow Agent shall then notify the Company in writing of such refunds.  Notwithstanding the foregoing, no escrowed funds may be distributed to the Company pursuant to this Section 3 unless and until the Company will at the time of the disbursement or previously has received at least $40,000,000 in escrowed funds from the Escrow Account.

4.          TERM OF ESCROW.  The “Termination Date” shall be the earlier of [                    ], 2008 (subject to extension by the parties hereto in writing); or the date the Escrow Agent receives written notice from the Company that they are abandoning the sale of the Securities, subject to Section 3.

5.          DUTY AND LIABILITY OF THE ESCROW AGENT.  The sole duty of the Escrow Agent, other than as herein specified, shall be to receive escrowed funds and deposit them to the Escrow Account subject to disbursement, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether the Company is complying with requirements of this Agreement or the Registration Statement in tendering to the Escrow Agent said proceeds of the sale of the Securities and providing directions with respect to the disbursement of the funds.  The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.  The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Agreement.  The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified by the Company to its satisfaction.  The Escrow Agent may consult counsel in respect of any question arising under this Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

6.          ESCROW AGENT’S FEE.  The Escrow Agent shall be entitled to a fee of $1,500 and to a fee of $5 for each disbursement to a subscriber to which subscription proceeds are being returned for its services rendered pursuant to the terms hereof, which compensation shall be paid by the Company.  The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Agreement are not fulfilled, or the Escrow Agent renders any material service not contemplated in this Agreement to the Company, or there is any assignment of interest in the subject matter of this Agreement by the Company, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees, occasioned by any delay, controversy, litigation or event, and all of the foregoing shall be recoverable from the Company.

7.          INTEREST EARNED ON ESCROW ACCOUNT.  All interest earned on the Escrow Account shall be payable to the Company and the Escrow Agent shall be supplied with W-9 certification by the Company of its taxpayer identification number in connection with such interest bearing account.  The Company will in turn pay interest to investors pro rata if subscriptions are returned to investors, without a deduction for expenses.

8.          ISSUANCE OF CERTIFICATES.  To the extent the Securities are to be evidenced by certificates, the Company shall be solely responsible for the preparation and delivery to the subscribers of such certificates and the Escrow Agent shall have no responsibility to confirm the issuance of the certificates to subscribers in connection with its disbursement of funds in accordance with the directions of the Company.

9.          NOTICES.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to Federal Express or similar overnight courier or the express mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

Advanced BioEnergy, LLC	Fidelity Bank
10201 Wayzata Boulevard, Suite 250	7600 Parklawn Avenue
Minneapolis, Minnesota 55305	Edina, Minnesota 55435-5187
Attention: Chief Executive Officer	Attention: Charles Mueller
Telephone: (763) 226-2701	Telephone: (952) 830-7251
Facsimile: (763) 226-2725	Facsimile: (952) 811-1828

Any party may change its address for purposes of this Section by giving the other parties written notice of the new address in the manner set forth above.

10.        INDEMNIFICATION OF ESCROW AGENT.  The Company hereby indemnifies and holds harmless the Escrow Agent from and against, any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the willful misconduct of the Escrow Agent. The Escrow Agent may consult counsel in respect of any question arising under this Agreement and Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

11.        SUCCESSORS AND ASSIGNS.  Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent to the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect.

12.        GOVERNING LAW; JURISDICTION.  This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Minnesota, without giving effect to the principles of conflicts of laws thereof.  Each party hereby consents to the personal jurisdiction and venue of any federal or state court located in either Hennepin County or Ramsey County, Minnesota.

13.        SEVERABILITY.  In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

14.        AMENDMENTS; WAIVERS.  This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance.  Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

15.        ENTIRE AGREEMENT.  This Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

16.        SECTION HEADINGS.  The Section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17.        COUNTERPARTS.  This Agreement may be executed by facsimile signature and in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

18.        TIME OF ESSENCE.  Time is of the essence for purposes of this Agreement.

19.        RESIGNATION.  The Escrow Agent may resign upon 30 days advance written notice to the Company.  If a successor escrow agent is not appointed within the 30-day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first set forth above.

ADVANCED BIOENERGY, LLC

By:
Revis L. Stephenson III
Chief Executive Officer

FIDELITY BANK

By:
Name:
Its: